BERKSHIRE HILLS BANCORP - BHLB www.berkshirebank.com America’s Most Exciting Bank sm 2012 Annual Shareholders Meeting Crowne Plaza Hotel One West Street Pittsfield, Massachusetts May 10, 2012 10:00 AM (ET)

BERKSHIRE HILLS BANCORP - BHLB www.berkshirebank.com America’s Most Exciting Bank sm This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements, including factors discussed in “Forward-Looking Statements”in the Company’s 2011 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Except as required by law, the Companyassumes no obligation to update any forward-looking statements, and undue reliance should not be placed on these statements. Non-GAAP Financial Measures. This presentation references non-GAAP financial measures including core earnings and ROA excluding merger and other non- recurring costs which totaled $0.58 per share after tax in 2011.These measures are commonly used by investors in evaluating business combinations and financial condition. GAAP earnings are lower than core earnings primarilydue to non- recurring merger related expenses. Reconciliations are in earnings releases at www.berkshirebank.com. Forward Looking Statements

BERKSHIRE HILLS BANCORP - BHLB www.berkshirebank.com America’s Most Exciting Bank sm 2011 Financial Highlights Core EPS -$1.56 53% increase in core earnings per share 38% net interest income growth 13% fee income growth 6% organic commercial loan growth 10% organic deposit growth Wealth Management almost $1 billion Insurance

BERKSHIRE HILLS BANCORP - BHLB www.berkshirebank.com America’s Most Exciting Bank sm 2011 Financial Highlights 3.57% net interest margin, increased from 3.28% in the prior year 0.65% non-performing assets/total assets 0.93% core ROA run rate in Q4 including bank acquisitions; 0.85% GAAP ROA 59% efficiency ratio run rate in Q4 including bank acquisitions

BERKSHIRE HILLS BANCORP - BHLB www.berkshirebank.com America’s Most Exciting Bank sm 2011 Highlights Recruited a prominent commercial lending team in central/eastern MA Recruited strong new executive and senior level talent Opened a new commercial lending office in Westborough, MA Opened two de novo branches in strategically important New York Albany region Total branches now 68 with CBT, compared to 42 at start of 2011 Closed and integrated two banks: Rome and Legacy Announced bank merger agreement with CBT Continued employee integration through AMEB University

BERKSHIRE HILLS BANCORP - BHLB www.berkshirebank.com America’s Most Exciting Bank sm 2011 Stock Results 3.5% total stock return 3%+ dividend yield 6% increase in quarterly dividend to $0.17 per share in November 100% BUY ratings from four analysts covering stock $25+ current target price $500 million market cap

BERKSHIRE HILLS BANCORP - BHLB www.berkshirebank.com America’s Most Exciting Bank sm Our Financial Goals Return on assets > 1% Return on equity > 10% Net interest margin > 3.50% Efficiency ratio < 55% $2.00 + EPS

BERKSHIRE HILLS BANCORP - BHLB www.berkshirebank.com America’s Most Exciting Bank sm Bullish Prospects Clean balance sheet and improving asset metrics Strong capital and liquidity Positioned to take advantage of stronger economy and higher interest rates Talented and focused management team Strong market position in attractive markets Currently improving profitability based on revenue growth and pricing and expense disciplines

If you have any questions, please contact: David Gonci Investor Relations Officer (413) 281-1973 dgonci@berkshirebank.com Committed to the RIGHT core values: Respect Integrity Guts Having Fun Teamwork